Exhibit 10.13

                     MULTI-MEDIA/CORPORATE IMAGING AGREEMENT

     This Agreement is hereby entered effective this 18th day of October 2001 between Adzone Research Inc. (OTC BB: ADZR) the ("Client"), Jason M. Genet the ("Member").

                                    RECITALS

     Client is retaining Member for the completion of two phases. PHASE ONE:
     Create Multimedia Website, Corporate Imaging and Web Mercial ("New Product") and PHASE TWO: Assist Client in the and marketing of New Product, make reasonable effort to organize, produce and supervise corporate imaging and advertising as approved by Client. To complete both PHASE I and PHASE II it is mutually agreed the total cost ("The Fee") of Three Hundred and Seventy Thousand Dollars ($370,000) may be satisfied by cashiers check or Four Hundred Thousand Dollars ($400,000) in freely tradable securities in Client's common stock. priced at the closing price the day of issuance. The stock or cash shall be delivered monthly and is earned once delivered.

     With respect to providing the services, Members agree to make itself available for reasonable amounts of time and upon reasonable notice, devote reasonable and good faith attention to Client's needs. Specific assignments, however, will be mutually agreed upon and may incur additional fees to the Client but not over the cost of $500 with out prior consent from Client. It is understood that Members do not perform investment advisory services and/or advise any person or entity to buy or sell the Client's stock. Members are providing bona fide services and are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Client's securities.

     "Statement of Work" which is attached, provides a descriptive outline of the "New Product".

1.   INDEPENDENT CONTRACTOR STATUS

     Members are acting as an independent contractor, and not as an employee or partner of the Client. As such, neither party has the authority to bind the other, nor make any unauthorized representations on behalf of the other.

2.   COMPENSATION, PHASE ONE

     Prior to beginning PHASE ONE, (see "Statement of Work", attached), At Client's election, Client agrees to compensate Members $34,000 in form of cashiers check or 1,200,000 freely tradable shares in Clients stock. Upon
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     satisfactory completion of PHASE ONE, the client will file for additional shares and will be required to deliver additional shares until project is complete and debt is satisfied. In addition, the Client shall reimburse Members for it's out-of-pocket expenses related to or regarding its efforts on behalf of the Client for including, but not limited to, telecommunication, travel, third-party advertising, production costs, postage and mail processing. It is mutually agreed by both parties that Members need Clients approval for expenses over $250.

3.   PAYMENT

     Within five (5) business days of the signing of this Agreement, Client agrees to deliver to Members the initial sum of $34,000 or 1,200,000 freely tradable securities to begin PHASE ONE of this Agreement. If Client is paying with freely tradable securities, Client agrees that, when received by Members, the above-described freely tradable shares shall be nonrefundable regardless of the circumstances, whether foreseen or unforeseen upon execution and delivery of this Agreement. Client further acknowledges and agrees that freely tradable shares are earned by Members:
     (1) upon Client's execution and delivery of the Agreement and prior to the provision of any service hereunder; (2) in part, by reason of Members' agreement to make its resources available to serve Client and (3) regardless of whether Client seeks to terminate this Agreement prior to Members' delivery of any services hereunder. If Client takes any action to terminate this Agreement or to recover any consideration paid or delivered by Client to Members other than by reason of Members' gross negligence or willful misconduct, Members shall be entitled to all available equitable remedies, consequential and incidental damages and reasonable attorneys' fees and costs incurred as a result thereof, regardless of whether suit is filed and regardless of whether Client or Members prevail in any such suit. Client also agrees to hold member harmless and indemnify him from any and all legal recourse. The Member is an independent consultant accepting stock for services. It is understood by the client that the consultant will liquidate his position at will and is not responsible for share price.

     Members request the shares to be issued as follows:

     1,200,000 to Jason M. Genet

     Once Client has proofed all work to be error free, any changes made after final proof will result in additional costs. Pricing could be nominal but could escalate is Client presents many add/deletes. It is strongly recommended that Client carefully review all final proofs prior to "signing off".

4.   CANCELLATION

     This agreement may be cancelled by AdZone Research, Inc. at any time with no further payments due or earned to Jason Genet.
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     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

IF THE FOREGOING IS AGREEABLE, PLEASE INDICATE YOUR APPROVAL BY SIGNING AND DATING BELOW AND RETURNING BY FAX OR MAIL.




Signed: ________________________

Dated:  ________________________

Title:  ________________________

Company: _______________________



Signed: ________________________

Dated: _________________________

Jason M. Genet

Member
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                                  (ATTACHMENT)

                               "STATEMENT OF WORK"


Below are the detailed services associated with performing PHASE ONE and PHASE TWO as agreed to in this contract.


                                    PHASE ONE

*    Due Diligence
*    Design review
*    Story Board
*    Gather content


                                    PHASE TWO

*    Co-create Marketing Plan
*    Assist in the dissemination and marketing of "New Product"
*    Organize, produce and supervise corporate imaging
*    Advertising and marketing of "New Product
*    Story Board Web mercial; 30 - 60 seconds in length
*    Logo
*    Assist in marketing and domestic and global
*    Organize, produce and supervise corporate imaging